Exhibit 8.1

4550 Travis Street
Dallas, TX 75205
United States
+1 214 972 1770
www.kirkland.com

July 9, 2026

NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

Ladies and Gentlemen:

We have acted as counsel to NextEra Energy, Inc., a Florida corporation (“NextEra”), in connection with the Mergers, as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 15, 2026, by and among NextEra, Dominion Energy, Inc., a Virginia corporation (“Dominion Energy”), WG Development Corp., a direct wholly owned subsidiary of NextEra Energy (“Merger Sub Corp”), and CS Holdco, LLC, a direct wholly owned subsidiary of NextEra Energy (“LLC Sub”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing on July 9, 2026 of the Form S-4 by NextEra with the Securities and Exchange Commission (the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof (“Proxy Statement/Prospectus”), we are rendering our opinion regarding certain U.S. federal income tax matters.

This opinion is based on various facts and assumptions and is conditioned upon certain representations made by NextEra and Dominion Energy through certificates of officers of both NextEra and Dominion Energy (each an “Officer’s Certificate”).

Additionally, in connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement, including the Proxy Statement/Prospectus; (iii) the Officer’s Certificates, dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

NextEra Energy, Inc.

July 9, 2026

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Mergers, taken together, will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions (including, for the avoidance of doubt, without waiver, modification or abandonment of the Second Merger), and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of NextEra, Dominion Energy, Merger Sub Corp, and LLC Sub in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates are and, at all times up to the effective time of the Second Merger, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of NextEra, Dominion Energy, Merger Sub Corp, and LLC Sub in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge, intention, expectation and/or belief of any person or entity are and, at all times up to the effective time of the Second Merger, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement and, at all times up to the effective time of the Second Merger, there will be no such plan, intention, understanding or agreement; and (6) NextEra, Dominion Energy, Merger Sub Corp, and LLC Sub will report the Mergers for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the effective time of the Second Merger, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Second Merger is abandoned or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, all as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

NextEra Energy, Inc.

July 9, 2026

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “The Mergers—Material U.S. Federal Income Tax Consequences,” we are of the opinion that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP